As filed with the Securities and Exchange Commission on August 30, 2019

Registration No. 333-218815

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-218815

UNDER THE SECURITIES ACT OF 1933

WAGEWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3351864
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1100 Park Place, 4th Floor

San Mateo, California 94403

(650) 577-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jon Kessler

President

15 W. Scenic Pointe Dr.

Ste. 100

Draper, Utah 84020

(801) 727-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew J. Haddad, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Approximate date of commencement of proposed sale to the public:  This Post-Effective Amendment No. 1 to Form S-3 (Registration No. 333-218815) on Form S-3 is being filed to deregister all of the securities that remain unsold under the Registration Statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement of WageWorks, Inc., a Delaware corporation (the “Company”), on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (“SEC”):

•                  Registration Statement No. 333-218815 registering 2,875,000 shares of the Company’s common stock, par value $0.001 per share, filed with the SEC on June 19, 2017.

On August 30, 2019, pursuant to the Agreement and Plan of Merger, dated as of June 26, 2019 by and among HealthEquity, Inc. (“HealthEquity”), Pacific Merger Sub Inc., a wholly owned subsidiary of HealthEquity (“Merger Sub”), and the Company, Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of HealthEquity (the “Merger”).

At the effective time of the Merger (the “Effective Time”), (a) each issued and outstanding share of the Company’s common stock (other than shares (i) owned in treasury by the Company, (ii) owned by HealthEquity, Merger Sub or any other direct or indirect wholly owned subsidiary of HealthEquity, and (iii) held by the Company stockholders who perfect their appraisal rights with respect to the Merger) was cancelled and automatically converted into the right to receive $51.35 in cash, without interest, and (b) equity awards relating to shares of the Company common stock were treated in accordance with the Merger Agreement.

As a result of the Merger, the Company has terminated all offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, all of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on August 30, 2019.  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

WAGEWORKS, INC.

Date: August 30, 2019	By:	/s/ Darcy Mott
Name: Darcy Mott
Title: Chief Financial Officer

3